UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Kirby Corporation

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Kirby Corporation

NOTICE OF 2019 ANNUAL MEETING & PROXY STATEMENT

"DO THE RIGHT THING"

SUSTAINABILITY IS INTEGRAL TO OUR CORPORATE CULTURE

At Kirby, sustainability is embedded in our culture...

FROM AN ENVIRONMENTAL AND HUMAN IMPACT PERSPECTIVE,

SAFETY IS THE FOUNDATION

ZERO HARM

NO HARM TO PEOPLE
TO THE ENVIRONMENT
TO EQUIPMENT

OUR PHILOSOPHY

WE ARE MANAGING FOR SUCCESS IN PERPETUITY

WE INVEST IN

TRAINING AND DEVELOPING OUR WORKFORCE

WE PROMOTE

SOUND PUBLIC POLICY FOR OUR INDUSTRY SEGMENTS

WE SUPPORT

**OUR EMPLOYEES
OUR INDUSTRY
OUR COMMUNITIES**

BOARD OF DIRECTORS

OVERSIGHT AND GUIDANCE ARE PIVOTAL TO OUR SUCCESS

ON THE COVER: The M/V Cibolo, a 3200 horsepower Kirby Inland Marine towboat, transits the Gulf Intracoastal Waterway with two loaded 30,000 barrel tank barges. The M/V Cibolo is named after the Cibolo Creek in Central Texas, and is primarily used in Kirby's inland linehaul business along the Mississippi River System.

KIRBY | 2019 PROXY STATEMENT	1

March 5, 2019

DEAR FELLOW STOCKHOLDERS,

On behalf of the Board of Directors (the “Board”), we cordially invite you to attend Kirby Corporation’s (“Kirby” or the “Company”) 2019 Annual Meeting of Stockholders. Information concerning the matters to be voted upon at the meeting is contained in this Notice of the 2019 Annual Meeting and our new enhanced Proxy Statement.

Looking back on 2018, we are pleased with our financial performance. During the year, we delivered record revenues of $2.97 billion, GAAP earnings per share of $1.31, and strong cash flow from operations of nearly $350 million. Excluding one-time items1, earnings per share was $2.86, an increase of more than 40% year-on-year.

In the marine transportation segment, we continued to execute on our strategy of investing counter-cyclically, closing several meaningful acquisitions as our businesses started to emerge from the recent industry downturn. The acquisition of Higman Marine Inc. (“Higman”), Targa Resources Corp’s pressure barge business, CGBM 100, LLC’s inland tank barges, and a new 155,000-barrel coastal articulated tug barge unit were well-timed and lucrative transactions that strengthen Kirby’s fleet in our core markets and will enhance future profitability and stockholder returns in 2019 and beyond.

In distribution and services, we made significant progress on the integration of Stewart & Stevenson, LLC (“Stewart & Stevenson”) which we acquired in September 2017. This major acquisition changed the landscape of the segment and diversified our portfolio. We’re pleased with the efforts the leadership team and our employees have made to combine businesses, enhance the customer experience, and realize synergies and value. Within the first year, we fully realized the $25 million of synergies promised on the acquisition date, and more have been identified for 2019 and beyond.

During the year, we also enhanced our stockholder engagement and improved our communications with investors. In the spring, we hosted our first Analyst Day in more than 10 years, providing investors with an in-depth view into our key business segments and how we create value. In the summer, we released our first report of Corporate Sustainability, with emphasis on environmental and social topics. Late in the year, we embarked on a redesign and enhancement of this 2019 Proxy Statement. We hope that you find this document more informative and helpful in making your voting decisions this year.

Your vote is important to us, regardless of the number of shares you hold or whether you plan to personally attend the meeting. Once you have reviewed the proxy materials and have made your decision, please vote your shares using one of the methods outlined in the Proxy Statement.

Thank you for your continued support and for investing in Kirby Corporation.

Sincerely, DAVID W. GRZEBINSKI President & Chief Executive Officer

[1]

Earnings per share, excluding one-time charges is a non-GAAP financial measure. Please refer to Appendix A for additional information and a reconciliation to the most directly comparable GAAP financial measure.

2	KIRBY | 2019 PROXY STATEMENT

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Dear Fellow Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2019 Annual Meeting of Stockholders of Kirby Corporation to be held on Tuesday, April 30, 2019, at 10:00 a.m. (CDT). The meeting will be held at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010. We look forward to personally greeting those stockholders who will be able to attend the meeting.

Proposals to be voted on at the Kirby Corporation 2019 Annual Meeting of Stockholders are as follows:

1.  Election of three Class III directors;

2.  Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2019; and

3.  Advisory vote on the approval of the compensation of Kirby’s named executive officers.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 1, 2019. Please remember that your shares cannot be voted unless you sign and return the enclosed proxy card, vote in person at the Annual Meeting, or vote your shares via the phone or internet.

We have enclosed a copy of Kirby Corporation’s 2018 Annual Report to stockholders with this notice and Proxy Statement.

Your Vote is Important

Your vote is important. Whether you intend to attend the meeting or not, please ensure that your shares will be represented by completing, signing and returning your proxy card in the envelope provided, or by voting via the phone or internet.

In Person	Telephone	Internet	Mail
	(800) 690-6903	www.proxyvote.com	Fill out your proxy
card and submit
by mail.

Sincerely,

THOMAS G. ADLER

Secretary

KIRBY | 2019 PROXY STATEMENT	3

PROXY MATERIALS

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the proposals to be voted on at the meeting, Kirby’s Board of Directors and its committees and certain executive officers. This year you are being asked to elect three Class III directors, ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2019 and cast an advisory vote on executive compensation.

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Kirby Corporation to be voted at the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, 1300 Lamar, Houston, Texas 77010, on April 30, 2019, at 10:00 a.m. (CDT).

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The Notice of Annual Meeting, this Proxy Statement, the proxy card and the Company’s Annual Report, which includes the Annual Report on Form 10-K for 2018, are being mailed to stockholders on or about March 20, 2019.

4 PROXY SUMMARY	KIRBY | 2019 PROXY STATEMENT

BOARD COMPOSITION & EXPERIENCE

*As of March 2019

KIRBY | 2019 PROXY STATEMENT	5

2018 BUSINESS HIGHLIGHTS

Consolidated revenues increased 34% in 2018 to a record $2.97 billion. Both Kirby segments experienced sizeable revenue growth as compared to 2017, with marine transportation increasing 12%, and distribution and services increasing 67%. Growth in marine transportation was primarily related to the acquisition of Higman in February 2018, improved market conditions for the inland barge industry, and higher utilization of the inland barge fleet. In the distribution and services segment, revenue growth was driven by a full year of Stewart & Stevenson, which was acquired in September 2017, higher demand for oil and gas products and services, and improved market conditions for marine diesel engine sales and service. Overall, operating income was $155.3 million. Excluding one-time items1, operating income was $268.4 million, which represents a 35% increase compared to 2017. Earnings per share was $1.31, or $2.86 excluding one-time items1, an increase of 44% compared to 2017.

In 2018, Kirby invested approximately $600 million in acquisitions of businesses and marine equipment, including 209 inland barges representing 5.4 million barrels capacity, 76 inland towboats, and one new 155,000 barrel coastal articulated tank barge unit. The inland acquisitions lowered the average age of the barge fleet by one year to 13.4 years at the end of 2018, and will reduce future capital outlays for new tank barge and towboat construction.

[1]

Operating income, excluding one-time charges and earnings per share, excluding one-time charges are non-GAAP financial measures. Please refer to Appendix A for additional information and a reconciliation to the most directly comparable GAAP financial measures.

6 PROXY SUMMARY	KIRBY | 2019 PROXY STATEMENT

CORPORATE GOVERNANCE

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers and employees of the Company. A copy of the Business Ethics Guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer including its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

Communication with Directors

Interested parties may communicate with the full Board or any individual directors, including the Chairmen of the Audit,

Compensation and Governance Committees, the presiding director or the non-management or independent directors as a group, by writing to them c/o Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007. Complaints about accounting, internal accounting controls or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Website Disclosures

The following documents and information are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

KIRBY | 2019 PROXY STATEMENT	7

GOVERNANCE HIGHLIGHTS

Our Board prides itself on its commitment to high ethical standards and effective governance practices.

TOPIC	PRACTICE
Independence	• Seven out of nine director nominees are independent
• Board committees are composed entirely of independent directors
Independent Presiding Director	• Richard J. Alario serves as the Independent Presiding Director
Executive Sessions	• Non-management directors meet regularly without management
Majority Voting	• Majority of votes cast is required for the election of directors
Director Evaluations	• Evaluations of the full board and each committee are conducted annually
Stock Ownership	• Stock ownership guidelines established for directors
Single Voting Class	• Kirby has a single class of voting stock
Hedging and Pledging of Stock	• Hedging and pledging of company stock are prohibited
Business Ethics Guidelines	• Apply to all our directors, officers and employees

8 PROXY SUMMARY	KIRBY | 2019 PROXY STATEMENT

COMPENSATION HIGHLIGHTS

Our executive compensation philosophy has been consistent and focused on the creation of value for our stockholders. A significant portion of our named executive officers’ compensation is tied to “At Risk” or pay for performance components. The charts below depict how each element of compensation was weighted for our named executive officers in 2018.

Our executive compensation program is designed to attract and retain talented executive officers, motivate consistent performance over time, and encourage performance that results in increased profitability and stockholder returns. Our executive compensation program has historically received high levels of stockholder support, with an approval rating of 97% of the votes cast in 2018. For fiscal year 2018, there were no material changes to our executive compensation program. Listed below are some of the highlights of our compensation policies and practices:

TOPIC	PRACTICE
Pay-for-Performance Focus	• Performance based cash incentive bonus rewards current year financial and operational success
• Performance based cash and equity long-term incentive awards incentivize future growth and profitability
• Awards are based on EBITDA, Return on Invested Capital, and Earnings per Share metrics which correlate highly to long-term shareholder returns
Annual Say-on-Pay Vote	• We annually ask stockholders to provide an advisory vote on executive compensation
Equity Ownership Guidelines	• Stock ownership guidelines are established for executive officers
Golden Parachutes	• We do not have employment agreements with executive officers
Independent Compensation Consultant	• The Compensation Committee has retained a nationally recognized compensation consulting firm to serve as its independent compensation consultant
Double-Trigger Vesting	• We have adopted double-trigger vesting of equity awards upon a change in control
Excise Tax Gross-Ups	• We do not provide executive officers with excise tax gross-ups
Re-pricing Stock Options	• We do not re-price stock options

EXECUTIVE CHAIRMAN	PRESIDENT AND CEO	OTHER NEO
TOTAL COMPENSATION[1]	TOTAL COMPENSATION	TOTAL COMPENSATION

[1]	Kirby’s Executive Chairman, Joseph H. Pyne, retired from the Company in April 2018 and received a one-time retirement package of
$18.1	million. See page 35 for additional information.

NOTE: Reference Summary Compensation Table on pages 38-39 for additional information.

KIRBY | 2019 PROXY STATEMENT	9

STOCKHOLDER ENGAGEMENT

Throughout 2018, we remained committed to and expanded our stockholder engagement activities. The highlight of the year was in May when we hosted our first Analyst Day in 12 years in Houston, Texas to better educate investors about our key businesses, how we create value, and opportunities for long-term growth. Our Analyst Day included an opening dinner, webcast presentations for our two business segments, and tours and demonstrations at two key operational facilities. Late in 2018, we were awarded a Top Analyst Day designation within the transportation sector from Institutional Investor.

In addition to our Analyst Day, senior management and investor relations engaged with our stockholders and potential stockholders on a regular basis to share information on the Company, listen to their perspectives, and solicit feedback. In 2018, we conducted more than 150 phone calls and in-house one-on-one meetings which connected us to more than 300 investors and analysts, attended eight industry investor conferences, and participated in seven non-deal roadshows in Boston, Los Angeles, San Francisco, Atlanta, Houston, and Fort Worth.

CORPORATE SUSTAINABILITY

Kirby has a long history of promoting sustainability into our corporate culture, and our “NO HARM” philosophy – NO HARM to People, to the Environment, and to Equipment – is its foundation. This motto is embedded in our culture and defines how we operate our businesses every day. Key to this are extensive training and development programs for our employees, promotion of sound public policy in our industries, and support of our employees, our industry, and the communities in which we operate.

In 2018, we released our first report on Corporate Sustainability, with emphasis on environmental and social matters. In this report, we highlight the environmental benefits of barge transportation relative to railroad and trucking, as well as many Kirby specific initiatives and programs that further benefit the environment. We also provide information on the industry and community organizations that we support financially, including The Seamen’s Church Institute and U.S. Coast Guard Foundation, as well as our extensive Employee Disaster Relief program and employee charitable matching programs.

To learn more about these programs and initiatives, please visit the Investor Relations section of our website at www.kirbycorp.com and click on Corporate Sustainability.

10 PROXY SUMMARY	KIRBY | 2019 PROXY STATEMENT

TABLE OF CONTENTS

01 Letter to Stockholders

02 Notice of Annual Meeting of Stockholders

03 Proxy Materials

04 Proxy Summary

04 Board Composition & Experience
05 Business Highlights
06 Corporate Governance
07 Governance Highlights
08 Compensation Highlights
09 Stockholder Engagement
09 Corporate Sustainability
10 Table of Contents

11 Voting Item 1: Election of Directors

11 Nominees for Election (Proposal 1)
13 Directors Continuing in Office

16 Board of Directors

16 Director Independence
16 Risk Oversight
17 Board Leadership Structure
18 Board Committees
18 Audit Committee
18 Compensation Committee
19 Governance Committee
19 Attendance at Meetings
20 Director Compensation

23 Transactions with Related Persons

24 Voting Item 2: Audit Committee Matters
24 Ratification of Selection of KPMG LLP (Proposal 2)
25 Fees Paid to KPMG LLP

26 Audit Committee Report

27 Voting Item 3: Executive Compensation

27 Advisory Vote on Executive Compensation (Proposal 3)
28 Compensation Discussion and Analysis
28 Executive Summary
31 Elements of Compensation
36 Other Compensation Matters

37 Compensation Committee Report

38 Compensation Tables

38 Summary Compensation Table
40 Grants of Plan Based Awards
42 Outstanding Equity Awards
44 Options Exercises and Stock Vested
45 Nonqualified Deferred Compensation
45 Equity Compensation Plan Information
46 Potential Payments upon Change in Control

49 Beneficial Ownership of Common Stock

49 Beneficial Ownership of Directors and Executive Officers
50 Principal Stockholders
50 Section 16(a) Beneficial Ownership Reporting Compliance

51 CEO Pay Ratio

52 Other Business

53 Stockholder Proposals for 2020 Annual Meeting

54 Solicitation of Proxies
54 Voting

56 Appendix

56 Appendix A: Reconciliation of GAAP to Non-GAAP Measures Excluding One-Time Items
57 Appendix B: Reconciliation of GAAP Net Earnings to Non-GAAP EBITDA

KIRBY | 2019 PROXY STATEMENT	11

VOTING ITEM 1:

ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board shall consist of not fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. The size of the Board is currently set at nine. Three Class III directors are to be elected at the 2019 Annual Meeting to serve until the Annual Meeting of Stockholders in 2022.

Each nominee named below is currently serving as a director and each has consented to serve for the new term, if elected. If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

In addition to satisfying, individually and collectively, the Company’s Criteria for the Selection of Directors discussed under the “THE BOARD OF DIRECTORS — Governance Committee” below, each of the directors has extensive experience with the Company or in a business similar to one or more of the Company’s principal businesses or the principal businesses of significant customers of the Company. The brief biographies of each of the nominees and continuing directors below include a summary of the particular experience and qualifications that led the Board to conclude that he or she should serve as a director.

NOMINEES FOR ELECTION (PROPOSAL 1)

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the following nominees as a director.

Nominees for Election as Class III directors, serving until the Annual Meeting of Stockholders in 2022

ANNE-MARIE N. AINSWORTH

Director Since: 2015 Age: 62 Houston, Texas

Ms. Ainsworth served as President and Chief Executive Officer of Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc. from 2012 until her retirement in 2014. Ms. Ainsworth was Senior Vice President of Refining for Sunoco, Inc. (2009-2012) and previously was the General Manager of the Motiva Enterprises, LLC refinery in Norco, LA (2006-2009). Before she joined Motiva, Ms. Ainsworth was director of process safety management (2003-2006) and Vice President of Technical Assurance at Shell Deer Park Refining Company (2000-2003). Ms. Ainsworth serves as a member of the Company’s Audit Committee. She is currently on the boards of Pembina Pipeline Corporation (serves as chair of its safety and environment committee and a member of its major projects committee), HollyFrontier Corporation (member of the environmental, health, safety, and public policy committee and a member of its finance committee), and Archrock, Inc. (serves as chair of its nominating and corporate governance committee and a member of its audit committee). Ms. Ainsworth graduated from the University of Toledo with a Bachelor of Science in Chemical Engineering, and she holds a Masters in Business Administration from Rice University where she served as an adjunct professor (2000-2009). She is also a graduate of the Institute of Corporate Directors Education Program (Rotman School of Management, University of Toronto) and holds the ICD.D designation.

Ms. Ainsworth has over 35 years of experience in executive and managerial positions in the United States refining industry with companies providing services for products that included crude oil and refined petroleum products, which constitute a significant percentage of the cargoes carried by the Company’s marine transportation business. She also has served as Chief Executive Officer of a public company.

12	KIRBY | 2019 PROXY STATEMENT

C. SEAN DAY

Director Since: 1996 Age: 69 Greenwich, Connecticut

Mr. Day is Chairman Emeritus of Teekay Corporation, a diversified foreign flag shipping group. He serves as Chairman of the Company’s Compensation Committee and is a member of the Governance Committee. He is also a member of the Board of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P., and Chairman of Compass Diversified Holdings.

Mr. Day has over 45 years of experience in the marine transportation business, serving for the past 21 years as Chairman, currently Chairman Emeritus, of one of the largest tanker companies in the world and 10 years before that as chief executive officer of an international bulk shipping company. In addition, Mr. Day has been active in the private equity investment business for the last 34 years, gaining extensive experience in financial management and analysis.

WILLIAM M. WATERMAN

Director Since: 2012 Age: 65 Bedford, New York

Mr. Waterman served as President and Chief Executive Officer of Penn Maritime Inc. (“Penn”) from

1983 through 2012 until the acquisition of Penn by the Company in 2012. Penn was a coastal tank barge operator, transporting primarily refinery feedstocks, asphalt and crude oil along the East Coast and Gulf Coast of the United States. He is also a director and past Chairman of The American Waterways Operators, the national trade association for the United States barge industry. Mr. Waterman serves as a member of the Company’s Governance Committee.

Mr. Waterman has over 36 years of experience in the coastal tank barge business with Penn and its predecessor companies, building Penn into one of the largest coastal tank barge operators in the United States. Mr. Waterman’s extensive experience in that business and knowledge of its markets and customers are valuable to the Board in its oversight of the Company’s coastal business and complement the inland marine transportation, midstream energy services and petrochemical industry experience of other Company directors.

KIRBY | 2019 PROXY STATEMENT	13

Directors Continuing in Office

The following persons are directors of the Company who will continue in office.

Continuing Class I directors, serving until the Annual Meeting of Stockholders in 2020

RICHARD J. ALARIO

Director Since: 2011 Age: 64 Shreveport, Louisiana

Mr. Alario served as Chief Executive Officer and a director of Key Energy Services, Inc. (“Key Energy”), a publicly traded oilfield service company listed on the New York Stock Exchange (“NYSE”), from 2004 until his retirement in March 2016. Prior to joining Key Energy, Mr. Alario served as Vice President of BJ Services Company, an oilfield service company, from 2002 to 2004, and prior to that served for over 21 years in various capacities, most recently Executive Vice President, of OSCA, Inc., also an oilfield service company. He serves as Chairman of the Company’s Governance Committee, is a member of the Audit Committee and has been chosen by the non-management directors to serve as the presiding director at executive sessions of the non-management directors. He currently serves as Ex-Officio Chairman of the National Ocean Industries Association. Mr. Alario is also a director and chairman of the compensation committee of NOW, Inc.

Mr. Alario has over 35 years of experience in the oilfield service business, serving as Chief Executive Officer with both operating and financial responsibility for one of the largest oilfield service companies in the United States. That experience is valuable to the Board in its oversight of the Company’s distribution and services business which serves the oilfield services industry as a significant part of its customer base. As a former public company Chief Executive Officer, Mr. Alario adds that perspective to the collective experience of the independent directors.

DAVID W. GRZEBINSKI

Director Since: 2014 Age: 57 Houston, Texas

Mr. Grzebinski has served as President and Chief Executive Officer of the Company since April 2014.

He served as President and Chief Operating Officer of the Company from January 2014 to April 2014,

Executive Vice President from March 2010 to January 2014, as Chief Financial Officer from March 2010 to April 2014 and as Chairman of the Company’s principal offshore marine transportation subsidiary from February 2012 to April 2013. Prior to joining the Company in February 2010, he served in various operational and financial positions with FMC Technologies Inc. (“FMC”), a global provider of advanced technology systems and products for the energy industry, including Controller, Energy Services, Treasurer, and Director of Global SAP and Industry Relations. Prior to joining FMC, he was employed by The Dow Chemical Company in manufacturing, engineering and financial roles. Mr. Grzebinski serves as a director of The Coast Guard Foundation and as a director of the American Bureau of Shipping.

Mr. Grzebinski has primary responsibility for the business and strategic direction of the Company and is an essential link between the Board and the Company’s day-to-day operations. He has overall knowledge of all aspects of the Company, its operations, customers, financial condition and strategic planning.

14	KIRBY | 2019 PROXY STATEMENT

RICHARD R. STEWART

Director Since: 2008 Age: 69 Houston, Texas

Mr. Stewart served as President and Chief Executive Officer of GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company, from 1998 until his retirement in 2006. From 1972 to 1998, Mr. Stewart served in various positions at Stewart & Stevenson, including Group President and member of the Board of Directors. He serves as Chairman of the Company’s Audit Committee. Mr. Stewart is also a director and Chairman of Eagle Materials Inc. and a former director of Exterran Corporation and Lufkin Industries, Inc.

During a 35-year business career, Mr. Stewart has been the principal executive officer with both operating and financial responsibility for the diesel engine and gas turbine power and service businesses at Stewart & Stevenson and then at GE Aero Energy. Mr. Stewart’s extensive experience in the engine and power products business is valuable to the Board in its oversight of the Company’s distribution and services business and complements the marine transportation and petrochemical industry experience of a number of the Company’s other directors.

Continuing Class II directors, serving until the Annual Meeting of Stockholders in 2021

BARRY E. DAVIS

Director Since: 2015 Age: 57 Dallas, Texas

Mr. Davis is Executive Chairman of both EnLink Midstream GP, LLC, the general partner of EnLink Midstream Partners, LP, and EnLink Midstream Manager, LLC, the managing member of EnLink Midstream, LLC. EnLink Midstream Partners, LP and EnLink Midstream, LLC (collectively “EnLink Midstream”) are both publicly traded and listed on the NYSE. Mr. Davis served as President, Chief Executive Officer and a director of EnLink Midstream from 2014 to January 2018. Prior to the formation of EnLink Midstream in 2014 through the combination of Crosstex Energy and substantially all of the United States midstream assets of Devon Energy, Mr. Davis had served since 1996 as President and Chief Executive Officer of Crosstex Energy, as a director of Crosstex Energy since 2002 and in management roles with other companies in the energy industry since 1984. Mr. Davis serves as a member of the Company’s Audit Committee and the Compensation Committee. He is also a member and former president of the Natural Gas and Electric Power Society and the Dallas Wildcat Committee.

EnLink Midstream provides midstream energy services, including gathering, transmission, processing, fractionation, brine services and marketing of natural gas, natural gas liquids, condensate and crude oil. EnLink Midstream’s assets include an extensive pipeline network, processing plants, fractionation facilities, storage facilities, rail terminals, barge and truck terminals and an extensive fleet of trucks. Mr. Davis has extensive knowledge and experience in the transportation of hydrocarbons, which is the primary business of EnLink Midstream and its predecessors.

KIRBY | 2019 PROXY STATEMENT	15

MONTE J. MILLER

Director Since: 2006 Age: 75 Durango, Colorado

Mr. Miller is a consultant and private investor. He served as Executive Vice President, Chemicals, of Flint Hills Resources, LP (“Flint Hills”), a company engaged in crude oil refining, transportation and marketing, and the production of petrochemicals, from 2003 to 2006. From 1999 to 2003, he was Senior Vice President of Koch Chemical Company, a predecessor company of Flint Hills. Mr. Miller serves as a member of the Company’s Compensation Committee and the Governance Committee.

Mr. Miller has 30 years of experience in the petrochemical and refining business. A significant volume of petrochemical products and refined petroleum products are transported coastwise and on the inland waterways. Petrochemicals and refined petroleum products represent a major portion of the Company’s business, so Mr. Miller’s extensive knowledge about petrochemical and refining companies, which constitute a substantial part of the Company’s customer base, as well as the products they ship and the end users of the products, is valuable to the Board. He also has experience in developing and administering incentive compensation programs at companies similar in size to the Company.

JOSEPH H. PYNE

Director Since: 1988 Age: 71 Houston, Texas

Mr. Pyne is the Chairman of the Board of the Company. Mr. Pyne retired as Executive Chairman of the Board on April 30, 2018, but continues to serve as Chairman of the Board in a non-executive capacity. Mr. Pyne is also a director and member of the audit, compensation and governance committees of DHT Holdings, Inc. and a director and member of the compensation committee of Genesee & Wyoming Inc.

Prior to his retirement, Mr. Pyne had been an employee of the Company for 40 years, having served as President of its principal marine transportation subsidiary before serving as President and Chief Executive Officer of the Company from 1995 to 2010, then as Chairman of the Board, President and Chief Executive Officer or Chairman of the Board and Chief Executive Officer of the Company until April 2014 and then as Executive Chairman of the Board from April 2014 through April 2018. Mr. Pyne has extensive knowledge of all aspects of the Company, its history, operations, customer base, financial condition and strategic planning. He has long been active in industry associations that, among other benefits, monitor significant legislative and regulatory developments affecting both the marine transportation and distribution and services businesses.

16	KIRBY | 2019 PROXY STATEMENT

THE BOARD OF DIRECTORS

The Company’s business is managed under the direction of the Board, which is responsible for broad corporate policy and for monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and documents sent to the directors for their review and by visiting Company facilities.

Director Independence

The NYSE listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.

The Board has determined that the following incumbent directors have no relationship with the Company except as directors and stockholders and are independent within the meaning of the NYSE corporate governance rules:

Anne-Marie N. Ainsworth	Monte J. Miller

Richard J. Alario	Richard R. Stewart

Barry E. Davis	William M. Waterman

C. Sean Day

Risk Oversight

The Board carries out its risk oversight function through the Audit Committee and the full Board. Management prepares and reviews with the Audit Committee and the Board semiannually a comprehensive assessment of the identified internal and external risks of the Company that includes evaluations of the potential impact of each identified risk, its probability of occurrence and the effectiveness of the controls that are in place to mitigate the risk. The Audit Committee and the Board also receive regular reports of any events or circumstances involving risks outside the normal course of business of the Company. At times, a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area involved. For example, the Compensation Committee reviews the risks related to the Company’s compensation policies and practices and the Audit Committee receives regular reports and updates on cybersecurity issues. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

KIRBY | 2019 PROXY STATEMENT	17

Board Leadership Structure

The Board has no set policy concerning the separation of the offices of Chairman of the Board and Chief Executive Officer, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. Following Mr. Grzebinski’s succession to the position of President and Chief Executive Officer in 2014, the Board considered it important for Mr. Pyne, with his comprehensive understanding of the Company’s businesses and strategic direction, to continue in the role of an executive Chairman of the Board. During the same time period, the Board was focused on management succession planning, primarily for the role of Chief Executive Officer but also for other senior management positions. The Board determined that having Mr. Pyne continue to serve as an executive Chairman of the Board after relinquishing the role of Chief Executive Officer would facilitate the succession process and provide valuable support to the senior management team. When Mr. Pyne retired as Executive Chairman of the Board in April 2018, the Board considered it important to the Company for Mr. Pyne to continue as Chairman of the Board in a non-executive capacity to continue to take advantage of his knowledge of the Company and its businesses as well as his leadership experience.

The Board does not have a “lead director,” but has chosen Mr. Alario to be the “presiding director” to preside at the regular executive sessions of the non-management directors that are held at least quarterly. Mr. Alario also serves as a liaison between the independent directors and management on certain matters that are not within the area of responsibility of a particular committee of the Board.

18	KIRBY | 2019 PROXY STATEMENT

Board Committees

The Board has established three standing committees, including the Audit Committee, the Compensation Committee and the Governance Committee, each of which is briefly described below.

Audit Committee

All of the members of the Audit Committee are independent, as that term is defined in applicable Securities and Exchange Commission (“SEC”) and NYSE rules. In addition, the Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

PRINCIPAL FUNCTIONS	MEMBERS
Monitor the Company’s financial reporting, accounting procedures and systems of internal control	Richard R. Stewart (Chairman) Anne-Marie N. Ainsworth Richard J. Alario Barry E. Davis

Select the independent auditors for the Company
Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors
Monitor the independence and performance of the Company’s independent auditors and internal audit function
Monitor the Company’s compliance with legal and regulatory requirements
Monitor the Company’s cybersecurity processes, procedures, and safeguards

Compensation Committee

All of the members of the Compensation Committee are independent, as that term is defined in applicable SEC and NYSE rules. In addition, all of the members of the Compensation Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

PRINCIPAL FUNCTIONS	MEMBERS
Determine the compensation of executive officers of the Company	C. Sean Day (Chairman) Barry E. Davis Monte J. Miller

Administer the Company’s annual incentive bonus program
Administer the Company’s stock option, restricted stock, restricted stock units
(“RSUs”) and incentive plans and grant stock options, restricted stock, RSUs and performance awards under such plans

KIRBY | 2019 PROXY STATEMENT	19

Governance Committee

All of the members of the Governance Committee are independent, as that term is defined in NYSE rules. The Governance Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

PRINCIPAL FUNCTIONS	MEMBERS
Perform the function of a nominating committee in recommending candidates for election to the Board	Richard J. Alario (Chairman) C. Sean Day Monte J. Miller William M. Waterman
Review all related person transactions

Oversee the operation and effectiveness of the Board

The Governance Committee will consider director candidates recommended by stockholders or proposed by stockholders in accordance with the Company’s Bylaws. Recommendations may be sent to the Chairman of the Governance Committee, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the Governance Committee will consider in evaluating director candidates. The criteria address compliance with SEC and NYSE requirements relating to the composition of the Board and its committees, as well as character, integrity, experience, understanding of the Company’s business and willingness to commit sufficient time to the Company’s business. The criteria are available on the Company’s website at www.kirbycorp.com in the Investor Relations section under Governance/Governance Documents.

In addition to the criteria, the Governance Committee and the Board will consider diversity in business experience, professional expertise, gender and ethnic background in evaluating potential nominees for director. The Company’s Corporate Governance Guidelines and Governance Committee Charter include provisions concerning the consideration of diversity in business experience, professional skills, gender and ethnic background in selecting nominees for director.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for reelection), the Board and the Governance Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The Governance Committee will continue to consider candidates from any of those sources when future vacancies occur. The Governance Committee does not evaluate a candidate differently based on whether or not the candidate is recommended by a stockholder.

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2018, the Board met six times, the Audit Committee met eight times, the Compensation Committee met five times and the Governance Committee met four times. Each director attended more than 95% of the aggregate number of meetings of the Board and all of the committees on which he or she served. All directors attended the 2018 Annual Meeting of Stockholders of the Company.

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Director Compensation

Directors who are employees of the Company receive no additional compensation for their service on the Board. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of comparable companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee of $75,000. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Chairman of the Board receives an additional annual fee of $150,000, the Chairman of the Audit Committee receives an additional annual fee of $20,000, the Chairman of the Compensation Committee receives an additional annual fee of $15,000 and the Chairman of the Governance Committee receives an additional annual fee of $10,000. The presiding director at executive sessions of the non-management directors receives an additional annual fee of $20,000. In addition, each director receives an annual fee of $7,500 for each committee of the Board on which he or she serves. All fees are payable in four equal quarterly payments made at the end of each calendar quarter. The annual director fee is prorated for any director elected between annual stockholder meetings and the Chairman of the Board, committee chairman, presiding director and committee member fees are prorated for any director who is elected to such position between annual meetings of the Board. Directors are reimbursed for reasonable expenses incurred in attending meetings.

Each nonemployee director will receive a fee of $3,000 for each board meeting attended, in person or by telephone, in excess of six meetings in any one calendar year. Each member of a committee of the board will receive a fee of $3,000 for each committee meeting attended, in person or by telephone, in excess of ten meetings in any one calendar year in the case of the Audit Committee, in excess of eight meetings in any one calendar year in the case of the Compensation Committee and in excess of eight meetings in any one calendar year in the case of the Governance Committee.

In addition to the fees described above provided to the directors, the Company has a stock award plan for nonemployee directors of the Company which provides for the issuance of stock options and restricted stock. The director plan provides for automatic grants of restricted stock to nonemployee directors after each annual meeting of stockholders. Each director receives restricted shares of the Company’s common stock after each annual meeting of stockholders. The number of shares of restricted stock issued is equal to (a) $167,500 divided by (b) the fair market value of a share of stock on the date of grant multiplied by (c) 1.2. The director plan also provides for discretionary grants of an aggregate of 10,000 shares in the form of stock options or restricted stock. In addition, the director plan allows for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee at the option of the director. A director who elects to receive options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all options granted under the director plan is the fair market value per share of the Company’s common stock on the date of grant. The restricted stock issued after each annual meeting of stockholders vests six months after the date of issuance. Options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The options generally remain exercisable for ten years after the date of grant.

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The Board has established stock ownership guidelines for officers and directors of the Company. Nonemployee directors must be in compliance within five years after first election as a director, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, nonemployee directors are required to own common stock of the Company having a value equal to four times the annual cash director fee. As of December 31, 2018, all directors were in compliance with the stock ownership guidelines. The Governance Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2018:

Director Compensation for 2018

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS(1)(2)	OPTION AWARDS(1)(2)	TOTAL
Anne-Marie N. Ainsworth	$82,500	$201,054	$—	$283,554

Richard J. Alario	120,000	201,054	—	321,054

Barry E. Davis	15,000	201,054	80,832	296,886

C. Sean Day	30,000	291,126	—	321,126

Monte J. Miller	90,000	201,054	—	291,054

Joseph H. Pyne (3)	165,978	197,724	—	363,702

Richard R. Stewart (4)	102,500	337,632	—	440,132

William M. Waterman	82,500	201,054	—	283,554

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2018.

(2)

Ms. Ainsworth, Mr. Alario, Mr. Davis, Mr. Day, Mr. Miller, Mr. Stewart and Mr. Waterman were each granted 2,357 shares of restricted stock on April 30, 2018 at a value of $85.30 per share. Mr. Day was granted an additional 1,056 shares of restricted stock on April 30, 2018 at a value of $85.30 per share and Mr. Davis was granted stock options for 2,640 shares on April 30, 2018 at an exercise price of $85.30 per share, as they elected to receive their annual director fee in the form of restricted stock or stock options. Mr. Pyne was granted 2,318 shares of restricted stock on April 30, 2018 at a value of $85.30 per share.

(3)	Mr. Pyne retired as Executive Chairman of the Board of the Company on April 30, 2018, but continues to serve as Chairman of the Board in a non-executive capacity.

(4)

Mr. Stewart was granted 1,500 shares of restricted stock on May 21, 2018 at a value of $91.05 per share. The shares were granted to Mr. Stewart, who has extensive experience in the distribution and services business, as additional director fees to compensate him for the extraordinary time and effort he devoted during 2017 and 2018 to advising management on matters related to the acquisition of Stewart & Stevenson on September 13, 2017 and the integration of Stewart & Stevenson with the Company’s existing operations.

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Director Outstanding Equity at December 31, 2018 and Grant Date Fair Value of Equity Awarded During 2018

The following table shows the aggregate number of shares of unvested restricted stock and stock options outstanding for each director as of December 31, 2018, as well as the grant date fair value of restricted stock awards and stock option grants made during 2018:

NAME	AGGREGATE SHARES OF UNVESTED RESTRICTED STOCK AS OF DECEMBER 31, 2018	AGGREGATE STOCK OPTIONS OUTSTANDING AS OF DECEMBER 31, 2018	GRANT DATE FAIR VALUE OF RESTRICTED STOCK AND STOCK OPTIONS AWARDED DURING 2018
Anne-Marie N. Ainsworth	—	—	$201,054

Richard J. Alario	—	12,000	201,054

Barry E. Davis	—	5,828	281,886

C. Sean Day	264	30,000	291,126

Monte J. Miller	—	37,276	201,054

Joseph H. Pyne (1)	—	—	197,724

Richard R. Stewart (2)	—	24,000	337,632

William M. Waterman	—	22,000	201,054

(1)	Mr. Pyne retired as Executive Chairman of the Board of the Company on April 30, 2018, but continues to serve as Chairman of the Board in a non-executive capacity.

(2)

Mr. Stewart was granted 1,500 shares of restricted stock on May 21, 2018 at a value of $91.05 per share. The shares were granted to Mr. Stewart, who has extensive experience in the distribution and services business, as additional director fees to compensate him for the extraordinary time and effort he devoted during 2017 and 2018 to advising management on matters related to the acquisition of Stewart & Stevenson on September 13, 2017 and the integration of Stewart & Stevenson with the Company’s existing operations.

KIRBY | 2019 PROXY STATEMENT	23

TRANSACTIONS WITH

RELATED PERSONS

The Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the Governance Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. If a transaction is ongoing or consists of a series of similar transactions, the Committee will review the transaction at least annually and either ratify the continuation of the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee.

The only material related person transaction the Company is aware of and approved relates to Clifford B. Husted, the husband of Amy D. Husted, Vice President and General Counsel of the Company, who is a partner in the law firm of Clark Hill Strasburger. The Company paid the law firm $2,019,000 in 2018 for legal services. However, Mr. Husted is not involved in any legal matters related to the Company. Further, Mr. Grzebinski approves each engagement of the firm by the Company and the payment of fees billed by the firm.

24	KIRBY | 2019 PROXY STATEMENT

VOTING ITEM 2:

AUDIT COMMITTEE MATTERS

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. KPMG served as the Company’s independent accounting firm for 2018. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accounting firm for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2019.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2019.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG will probably be continued for 2019 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2019 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

KIRBY | 2019 PROXY STATEMENT	25

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accounting firm, during the last two fiscal years:

	2018	2017
Audit Fees	$2,454,000	$2,453,000

Tax Fees	35,000	32,000
Total	$2,489,000	$2,485,000

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements or services normally provided in connection with statutory or regulatory filings. This category also includes fees for issuance of comfort letters, consents and review of documents filed with the SEC.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category for 2018 included the review of the Company’s 2017 federal income tax return.

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

26	KIRBY | 2019 PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of four directors, all of whom are independent within the meaning of SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2018 with management and the independent auditors. The Audit Committee also (a) discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), (b) received the written disclosures and letter from the independent auditors required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and (c) discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2018 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the SEC.

Audit Committee

Richard R. Stewart, Chairman

Anne-Marie N. Ainsworth

Richard J. Alario

Barry E. Davis

KIRBY | 2019 PROXY STATEMENT	27

VOTING ITEM 3:

EXECUTIVE COMPENSATION

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

The Company is requesting your approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed and discussed under “EXECUTIVE COMPENSATION” on pages 28-48 of this Proxy Statement. We believe that our executive compensation:

•	is competitive as necessary to attract and retain qualified executives;

•	is appropriately tied to Company and individual performance;

•	is designed with both short-term and long-term business objectives of the Company in mind;

•	does not encourage excessive risk-taking by the Company’s management; and

•	properly aligns the interests of management with those of the Company’s stockholders.

For those reasons, we are asking you to approve the following resolution:

RESOLVED that the compensation of the Company’s named executive officers as described under “EXECUTIVE COMPENSATION” in the Company’s Proxy Statement for its 2019 Annual Meeting of Stockholders is approved.

Although the vote on approval of executive compensation is not binding, the Compensation Committee and the Board will consider the result of the vote in making future compensation decisions.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposal 3 approving the compensation of the named executive officers as disclosed in this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Named Executive Officers

The Company’s “named executive officers” for 2018 and their positions with the Company at the end of the year were David W. Grzebinski, President and Chief Executive Officer, William G. Harvey, Executive Vice President and Chief Financial Officer, Joseph H. Reniers, President of the Company’s principal distribution and services subsidiary, Christian G. O’Neil, President of the Company’s principal marine transportation subsidiaries, Amy D. Husted, Vice President and General Counsel, and Joseph H. Pyne, Chairman of the Board.

Compensation for the named executive officers is provided primarily by three compensation elements: (1) base salary, (2) annual incentive compensation and (3) long-term incentives, including stock options, restricted stock, restricted stock units and performance awards. The overall goal of the Company’s compensation program is to pay compensation competitive with similar corporations and to align annual incentives and long-term incentives with corporate performance and a return to the Company’s stockholders.

Compensation Objectives

The objectives of the compensation program are:

•	to attract and retain senior executives with competitive compensation opportunities;

•	to motivate consistent performance over time; and

•	to encourage performance that results in increased profitability and stockholder value.

The Company’s executive compensation program is designed to reward:

•

performance that contributes to the long-term growth and stability of the Company and the effectiveness of management in carrying out strategic objectives identified for the Company (through the base salary);

•	the financial and operational success of the Company for the current year (through the annual incentive plan); and

•	the future growth and profitability of the Company (through long-term incentive compensation awards).

Company Performance

The Company’s performance improved in 2018 and was favorably impacted by 34% revenue growth compared to 2017. In the marine transportation segment, revenues increased 12% primarily due to the acquisition of Higman in February 2018, as well as improved market conditions in the inland barge market following a prolonged three-year industry downturn. In the distribution and services segment, revenue grew 67% year-on-year, driven by a full year of Stewart & Stevenson, which was acquired in September 2017, high demand for oil and gas products and services, and improved market conditions for marine diesel engine sales and service. In 2018, the Company continued to generate strong cash flow with EBITDA of $471 million and took advantage of opportunities, investing more than $600 million in marine transportation acquisitions. At the end of 2018, the Company had a

KIRBY | 2019 PROXY STATEMENT	29

debt to capital ratio of 30.5%. The following table summarizes a number of key financial measures for the last three years (dollars are in millions except for per share amounts):

	2016	2017		2018
Total assets	$4,290	$5,127		$5,872

Total revenues	$1,771	$2,214		$2,971

Net earnings attributable to Kirby	$141	$313	(2)	$78	(3)

EBITDA(1,4)	$445	$402		$471

Earnings per share (diluted)(1)	$2.62	$5.62	(2)	$1.31	(3)

(1)	Performance measures for annual and long-term incentive compensation discussed under “Elements of Compensation – Annual Incentive Compensation” below.

(2)	Includes a $4.83 per share benefit from U.S. tax reform, partially offset by a $1.20 per share impairment charge and $0.06 per share in severance costs.

(3)

Includes $1.12 per share related to asset impairment and lease cancellation charges, $0.04 per share related to impairment of goodwill, one-time expenses of $0.30 per share related to Mr. Pyne’s retirement as an executive officer of the Company, Higman acquisition fees and expenses of $0.04 per share and $0.05 per share related to an amendment to the employee stock and incentive plan.

(4)	EBITDA is a non-GAAP financial measure. Please refer to Appendix B for additional information and a reconciliation to the most directly comparable GAAP financial measure.

The Company’s total stockholder return was 28% over the last three years.

Incentive Plan Payouts

The named executive officers received annual incentive compensation payouts above target amounts because the Company’s results for 2018 on the key performance measures were above target amounts. Two of the named executive officers (Mr. Grzebinski and Mr. Pyne) received long-term incentive compensation payouts below target amounts because results for the 2016-2018 performance period were below target amounts on a cumulative basis. Four of the named executive officers (Mr. Harvey, Mr. Reniers, Mr. O’Neil and Ms. Husted) did not receive performance awards for the 2016-2018 performance period.

Chief Executive Officer Compensation

Mr. Grzebinski’s salary increased from an annual rate of $801,850 at the end of 2017 to an annual rate of $880,000 in April 2018, a 9.7% increase intended to align his base salary with the median for comparable companies. He earned cash incentive compensation payments of $2,311,330 (an increase of 21% from 2017) and received equity compensation awards with a grant date fair value of $1,848,156 (an increase of 12% from 2017). A total of 58% of his direct compensation (annual bonus, three-year performance award and stock options) was performance-based.

Compensation Committee

The Compensation Committee (the “Committee”) of the Board has the authority and responsibility to (1) determine the compensation of executive officers of the Company, (2) administer the Company’s annual incentive compensation program, (3) administer all of the Company’s stock option and incentive compensation plans and grant stock options, restricted stock, restricted stock units and other awards under the plans and (4) review and make recommendations to the Board with respect to incentive and equity-based compensation plans and any other forms of compensation for executive officers of the Company. During 2018, the Committee was composed of three members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in relevant SEC and NYSE standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. Except in the case of the special one-time retirement payment to Mr. Pyne which is discussed under “Special Retirement Payment” below, the Committee

30	KIRBY | 2019 PROXY STATEMENT

considers recommendations from the Chief Executive Officer in making its compensation decisions for executive officers other than the Chief Executive Officer. The Committee will usually follow those recommendations when setting compensation for other executive officers since the Chief Executive Officer is in the best position to evaluate the contributions of the other executive officers to the success of the Company. The Board undertakes an independent evaluation of the individual performance of the Chief Executive Officer before the Committee sets his compensation. The Committee also engaged a compensation consultant in connection with its compensation decisions for 2018.

Except in the case of the special one-time retirement payment to Mr. Pyne which is discussed under “Special Retirement Payment” below, in determining the compensation of the named executive officers, the Committee considered all elements of total compensation, including salary, annual incentive compensation, equity-based and other long-term incentive compensation and projected payouts under the Company’s retirement plans. The Committee also relied in part on the marketplace analysis prepared by Longnecker & Associates (the “Consultant”), a compensation consulting firm retained by the Committee, in determining that its compensation decisions, both as to specific elements of compensation and as to aggregate compensation, were in a reasonable range for comparable companies and for the positions held by the named executive officers. The Committee also considered the Consultant’s analysis in evaluating internal pay equity among the named executive officers. From that foundation, the Committee refined the individual compensation decisions based on a number of factors, including the prior year’s compensation, the performance of the Company or its business groups, individual performance of the named executive officer, any increased responsibilities assigned to a particular executive officer, the recommendations of the Chief Executive Officer (except as to his own compensation and the special retirement payment to Mr. Pyne) and considerations of internal pay equity. However, the final decisions of the Committee are to some extent subjective and do not result from a formulaic application of any of those factors.

Say on Pay

At the Company’s 2018 Annual Meeting, stockholders approved the compensation of the Company’s named executive officers by 97% of the votes cast. The Company interpreted the vote as an endorsement of its executive compensation policies and practices, but the Committee continues to reevaluate the principal elements of the Company’s executive compensation on an ongoing basis, although no material changes were made for 2018.

Compensation Consultant

For 2018, the Committee engaged the Consultant to provide information for the Committee to consider in making compensation decisions. The Consultant was engaged directly by the Committee to:

•	review the peer group of comparable companies used for comparisons of Company performance and executive compensation;

•	perform a marketplace analysis of direct compensation for senior executive officers compared to the peer group of companies and published compensation surveys;

•	update the Committee on current trends in executive compensation; and

•	consult with the Committee concerning risks of the Company’s compensation policies and practices.

At the Committee’s request, the Consultant addressed the six independence factors for compensation committee advisers that are identified in SEC regulations. The Committee concluded that there were no conflicts of interest that would affect the work of the Consultant for the Committee. The Consultant was not retained by the Company or any of its affiliates (other than the Committee) to perform any services during 2018.

KIRBY | 2019 PROXY STATEMENT	31

Elements of Compensation

General

The Committee and management believe that the Company is a leader in the industries in which it operates and that its employees are frequently targeted by its competitors. Therefore, the Committee generally attempts to set compensation at levels to keep pace with inflation and the competitive market to avoid losing valuable employees.

Compensation information for a peer group of comparable companies used by the Committee in making compensation decisions was provided by the Consultant. See “Benchmarking” below for more detail and a listing of the companies in the peer group.

Based on information available in January 2018 when compensation for the year was set, the Consultant determined that, in the aggregate, four of the six named executive officers (excluding Mr. Pyne and Ms. Husted) were positioned below the median for comparable companies in total cash compensation (base salary plus annual incentive bonus) and target and actual total direct compensation, which also includes long-term incentive compensation. Since few meaningful comparisons to the group were available for Mr. Pyne in the role of an executive Chairman of the Board, the Committee based its decision on his compensation for the portion of 2018 during which he served as an executive officer on its assessment of his continuing value as an active executive Chairman of the Board of the Company, following his successful 19-year tenure as the Company’s Chief Executive Officer. The Executive Compensation Report prepared for the Committee by the Consultant at the beginning of 2018 did not include comparative compensation information for Ms. Husted.

Salary

The Committee targets base salaries for the named executive officers at approximately the median for comparable companies. Based on information provided by the Consultant, at the beginning of 2018, salaries of Mr. Grzebinski, Mr. Harvey, Mr. Reniers and Mr. O’Neil were within the range of 90% to 110% of the median for comparable positions with comparable companies. The salaries of all named executive officers were increased by amounts intended to keep them within, or bring them up to, the median range for comparable companies.

Annual Incentive Compensation

With regard to the annual cash incentives for executive officers, the Committee attempts to set annual incentive compensation targets at a level such that, with target performance by an executive officer and the Company, the total cash compensation (base salary plus annual incentive bonus) for the executive officer will be at approximately the median for comparable companies and positions, but with a superior performance by an executive officer and the Company, the total cash compensation for the executive officer will be above the median. The Committee believes that providing total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer’s total annual cash compensation is at risk due to both individual performance factors and the Company’s success in achieving the targeted performance measures described below. Annual incentive compensation constitutes a significant portion of direct cash compensation and can vary significantly from year to year depending on the Company’s achievement of the performance measures.

Based on the market analysis provided to the Committee by the Consultant, the Committee determined that the target total cash compensation for 2018 for Mr. Grzebinski, Mr. Harvey, Mr. Reniers, and Mr. O’Neil would be within the range of 90% to 110% of the median. Based on the Company’s performance in 2018 and information available at the end of the year, actual total cash compensation for the five named executive officers other than Mr. Pyne was at or above the median when compared to peer group and survey information for the positions with the Company they held at the end of the year.

32	KIRBY | 2019 PROXY STATEMENT

The Company’s annual incentive plan for 2018 was based on the achievement of three equally weighted performance measures for the year, based on the budget for the year that was prepared by management and approved by the Board, which were the basis for determining the total amount to be paid out pursuant to the annual incentive plan. Target annual incentive compensation expressed as a percentage of a participant’s base salary was established for each participant in the plan and a preliminary incentive payment amount was determined for each participant based on the extent to which the three performance measures were achieved by each of the Company’s business units and by the Company as a whole. The aggregate amount of the bonus pool for the year was equal to the sum of the preliminary incentive payment amounts so determined for all participants. The preliminary incentive payment amount for each participant served as a guideline for the individual awards, but each individual bonus could be above or below that level. However, in no event would a bonus paid to any participant exceed 200% of the target bonus for that participant.

The three performance measures were EBITDA, return on total capital and earnings per share. EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements: (1) net earnings attributable to Kirby, (2) depreciation and amortization, (3) interest expense, (4) provision for taxes on income, (5) impairment of long-lived assets, and (6) impairment of goodwill. Return on total capital for the year is calculated by dividing (i) net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average of total equity plus long-term debt for the year. Earnings per share is diluted net earnings per share attributable to the Company’s common stockholders as shown in the Company’s Consolidated Statements of Earnings.

In addition to the target bonus established for each participant in the annual incentive plan, the Committee also established a range of possible incentive compensation payments, with no payment unless a minimum percentage of the target performance is achieved, which ranged from 60% to 80% depending on the business unit, and a maximum possible award of 200% of the target amount if a maximum percentage of the target performance is achieved, which ranged from 120% to 140% depending on the business unit. Annual incentive compensation payments for most employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company as a whole. Payments for the heads of the Company’s business units and for certain management level employees with responsibilities for more than one business unit are generally based partly on the performance of the business units and partly on overall Company performance.

For 2018, the target and actual amounts for the three additional performance measures for the Company were:

	TARGET	ACTUAL(1)
EBITDA	$ 442 million	$ 491 million

Return on total capital	5.5%	5.9%

Earnings per share	$ 2.53	$ 2.77

(1)

EBITDA excludes one-time expenses of $18.1 million related to Mr. Pyne’s retirement as an executive officer of the Company and $2.4 million of lease cancellation charges. Return on capital and earnings per share exclude $1.12 per share related to asset impairment and lease cancellation charges, $0.04 per share related to impairment of goodwill and one-time expenses of $0.30 per share related to Mr. Pyne’s retirement as an executive officer of the Company. Pursuant to its authority to interpret the annual incentive plan guidelines to assure that awards are consistent with the plan’s purposes and the Company’s interests, the Committee approved the exclusion of those items in determining the annual incentive compensation payouts for all participants.

For 2018, the Committee set the target annual incentive compensation for the named executive officers at the following percentages of base salary: Mr. Grzebinski (100%), Mr. Harvey (70%), Mr. Reniers (70%), Mr. O’Neil (70%), Ms. Husted (70%) and Mr. Pyne (90%). The target percentages were set at levels which the Committee determined, based in part on analysis by the

KIRBY | 2019 PROXY STATEMENT	33

Consultant, are commensurate with their responsibilities, consistent with the Company’s executive compensation philosophy, internally equitable and competitive for executives with their qualifications and experience. Payouts under the annual incentive plan for 2018 were 145.1% of the target amount for Mr. Grzebinski, Mr. Harvey, Ms. Husted and Mr. Pyne (employees of the parent Company), prorated in Mr. Pyne’s case for the four months of 2018 during which he served as an executive officer of the Company, 153.9% of the target for Mr. Reniers, whose payout is based on a blend of Company performance and the performance of the Company’s distribution and services business and 137.4% of the target for Mr. O’Neil, whose payout is based on a blend of Company performance and the performance of the Company’s marine transportation business.

The Committee awarded an amount equal to the preliminary incentive payment calculated under the plan, without adjustment, to each named executive officer for 2018 after determining that the performance of each of the officers met expectations for the year. Those determinations for the Chairman of the Board and the Chief Executive Officer were based on the performance evaluation of the Chief Executive Officer conducted by the Board under the guidance of the Governance Committee, on the extent of the Company’s achievement of its financial, operational and strategic goals for 2018 and on the Board’s interaction on a regular basis with both officers. The determination for the other named executive officers was based primarily on evaluations and recommendations made by the Chief Executive Officer, as well as on the Board’s interaction with the other named executive officers during the previous year in relation to matters in their areas of responsibility.

Long-Term Incentive Compensation

The Committee’s objective for long-term incentive compensation for executive officers is generally to fall between the 50th and 75th percentiles (depending on performance) in long-term incentive compensation of similar corporations and positions. The primary long-term incentives for executive officers are stock options, restricted stock, restricted stock units and cash performance awards. The Committee views stock option, restricted stock and restricted stock unit awards as a regular component of compensation for executive officers, as well as for managerial level employees generally, because the Committee believes that such awards provide an incentive for key employees to remain with the Company and focus on the Company’s long-term performance. The long-term incentive compensation supplies the incentive of tying a meaningful portion of total compensation to Company performance, as well as business group and individual performance. In addition, the ultimate value of the options and restricted stock or restricted stock units granted depends on the Company’s stock price, aligning the interests of recipients of the awards with the interests of the Company’s stockholders.

In 2018, the Committee granted nonqualified stock options covering 81,702 shares of common stock and 50,590 restricted stock units to the named executive officers. Those numbers include options and restricted stock units granted under the long-term incentive compensation program discussed below. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of seven years. The restricted stock units vest in equal increments over five years.

The Company maintains a long-term incentive compensation program for selected senior executives that is administered by the Committee. The program allows the grant of incentive stock options, nonincentive stock options, restricted stock, restricted stock units, performance shares and performance units (or any combination thereof). The objective of the program is to provide long-term incentive compensation to the specified executives in an amount that falls between the 50th and 75th percentiles (depending on performance) when compared to companies or business units of similar size. The actual value realized will be based on the Company’s performance over a period of approximately three to seven years.

34	KIRBY | 2019 PROXY STATEMENT

Under the program, the elements of long-term compensation to be awarded, as well as the executives selected to participate, are determined each year by the Committee. For 2018, the Committee determined that the executives who would receive awards under the long-term incentive compensation program would include the three executive officers named below and that 20% of the target value of the awards would be in the form of stock options, 40% in the form of restricted stock units and 40% in the form of cash performance awards. The target values of the awards, broken down by the three components, were as follows:

NAME	STOCK OPTIONS	RESTRICTED STOCK UNITS	PERFORMANCE AWARDS		TOTAL
David W. Grzebinski	$616,000	$1,232,000	$1,232,000		$3,080,000

Joseph H. Pyne	500,000	1,000,000	1,000,000	(1)	2,500,000

William G. Harvey	160,000	320,000	320,000		800,000

(1)	Mr. Pyne’s cash performance award will be prorated for the four months of the three-year performance period during which he served as an executive officer of the Company.

The options vest over a three-year period and the restricted stock units vest over a five-year period. The performance awards are based on a three-year performance period beginning January 1, 2018. The percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA, return on total capital and earnings per share established under its annual incentive plan, with the three factors equally weighted. The officers will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

The amount and form of the long-term incentive compensation awards, including the specific mix of long-term incentive compensation elements, were based in part on an analysis of market data on the amounts of awards and recommendations on the form of awards provided by the Consultant to the Committee.

Chief Executive Officer

The base salary of the Company’s President and Chief Executive Officer, David W. Grzebinski, was generally based on the same factors and criteria outlined above, which include compensation paid to chief executives of similar corporations, individual as well as corporate performance and a general correlation with the compensation of other executive officers of the Company. The Committee set the base salary for Mr. Grzebinski at an annual rate of $880,000 effective April 1, 2018, an increase of 9.7% over his salary at the end of 2017. In setting Mr. Grzebinski’s compensation, the Committee also considered the Company’s success in achieving the financial, operational and strategic corporate goals established for the previous year, as well as the annual evaluation of the Chief Executive Officer’s performance conducted by the Board under the guidance of its Governance Committee. However, neither the achievement of corporate goals, the performance evaluation nor any other particular aspect of Company or individual performance is given any specific weighting or tied by any type of formula to decisions on the Chief Executive Officer’s base salary or long-term incentive compensation awards. The $2,311,330 in non-equity incentive plan compensation shown for Mr. Grzebinski in the Summary Compensation Table consisted of (1) $1,267,430 determined under the annual incentive plan described above and (2) a $1,043,900 payment earned by Mr. Grzebinski for the 2016-2018 performance period under a cash performance award granted as part of the Company’s long-term incentive compensation program that was based on the formula for the performance award that was established by the Committee when the award was made at the beginning of 2016. Based on information available at the end of the year, actual 2018 total cash compensation for Mr. Grzebinski was above the median, and actual total direct compensation was at the median, compared to peer group and survey data.

KIRBY | 2019 PROXY STATEMENT	35

Special Retirement Payment

On April 30, 2018, Mr. Pyne retired as an executive officer of the Company after serving in various executive capacities for over 30 years, including 19 years as Chief Executive Officer. He continues to serve as Chairman of the Board in a nonexecutive role. In connection with Mr. Pyne’s retirement, the independent directors of the Company approved the payment of a special one-time cash bonus of $15,000,000 to Mr. Pyne and the acceleration of the vesting of unvested stock options covering 26,819 shares of Kirby common stock and 30,643 unvested shares of restricted stock. The special compensation was conditioned on Mr. Pyne’s execution of a noncompetition agreement that extends for two years after he ceases to serve as a director of the Company.

In determining the form and amount of the special compensation, the independent directors considered a number of factors, including:

•	the noncompetition agreement;

•	the importance of having Mr. Pyne remain as Chairman of the Board for the foreseeable future;

•	Mr. Pyne’s extensive knowledge of the marine transportation industry, its markets and principal operators;

•	Mr. Pyne’s extensive contacts in the marine transportation industry, including with Kirby’s customer base;

•	Mr. Pyne’s understanding of Kirby’s history, growth, long-term strategy, culture and operations;

•	Mr. Pyne’s role in implementing a long-term management succession plan developed by Kirby’s independent directors over a period of years, working with Mr. Pyne;

•	Mr. Pyne’s long and extraordinarily valuable service to Kirby in various leadership roles and the extraordinary growth achieved by the Company during his tenure; and

•

an analysis prepared by the Consultant retained by the independent directors of Mr. Pyne’s compensation, the Company’s performance during his tenure and retirement payments made by comparable companies.

In addition to the special retirement compensation, Mr. Pyne will receive prorated payments of previously awarded incentive compensation in amounts and at times to be determined according to the terms of the plans under which the awards were made and stock options for 21,396 shares and 13,245 restricted stock units previously granted to Mr. Pyne will continue to vest in accordance with the terms of the Company’s 2005 Stock and Incentive Plan.

Retirement Plans

The Company maintains two primary retirement plans in which the named executive officers are eligible to participate on the same basis as broad categories of employees — a Profit Sharing Plan and a 401(k) Plan. Most of the Company’s shore-based employees are eligible to participate in the Profit Sharing Plan. The aggregate contributions made to the plan by the Company are allocated among the participants according to base salary. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company will match employee contributions in an amount up to 3% of an employee’s base salary.

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits (base salary of $275,000 per annum for 2018). In 2018, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

36	KIRBY | 2019 PROXY STATEMENT

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 220 executive and management employees, payment of the cost of club memberships that are used for both business and personal purposes, air travel on the Company plane that is considered personal income under Internal Revenue Service regulations for family members to attend customer events, and payment of office rent (up to a maximum of $2,000 per month) for Mr. Pyne. The Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

Employment/Severance Agreements

Except for accelerated vesting of outstanding stock options, restricted stock and restricted stock units upon a qualifying termination of employment following a change in control of the Company, and a right to receive a proportionate part of outstanding performance awards upon a change in control of the Company, there are no special compensation arrangements related to severance or change in control events. The Company has no employment agreements with any of its executive officers.

Benchmarking

The Committee used information provided by the Consultant to benchmark executive compensation and assist in the design of its incentive plans. Marketplace analysis developed by the Consultant was based in part on a peer group of companies. The companies in the peer group were selected because they were of a similar size to the Company in revenue and market capitalization, generated comparable returns on assets, equity and capital and had primary operations in at least one of the same business segments as the Company. In determining competitive market levels for the elements of executive compensation, the Consultant used a combination of peer group proxy data and data from published compensation surveys.

The peer group companies used by the Consultant at the beginning of 2018 were:

GATX Corporation	Matson, Inc.
Genesee & Wyoming Inc.	McDermott International, Inc.
Hub Group, Inc.	Oceaneering International, Inc.
J.B. Hunt Transport Services, Inc.	SEACOR Holdings Inc.
Kansas City Southern	SemGroup Corporation
Knight-Swift Transportation Holdings, Inc.	Superior Energy Services, Inc.
Landstar System, Inc.	Werner Enterprises, Inc.

Based on information available at the end of the year, total cash compensation was at or above the median and total direct compensation was at or below the median for the five named executive officers other than Mr. Pyne in the aggregate for comparable companies based on peer group and survey data.

Other Compensation Matters

Compensation Related Risk

With the assistance of the Consultant, the Committee undertook a review of the Company’s compensation policies and practices and concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and certain other highly compensated executive officers. Prior to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”), certain performance-based compensation was exempt from the deduction limit. The Tax Act eliminated the exemption for performance-based compensation effective for tax years beginning after December 31, 2017.

KIRBY | 2019 PROXY STATEMENT	37

Timing of Compensation Decisions

The Committee generally makes executive compensation decisions in January of each year. Options have always been granted at an exercise price equal to the fair market value of the Company’s stock on the date of grant. Options granted at the regular January meeting of the Committee, which takes place several days before the Company’s public release of earnings information for the previous year, are granted at an exercise price equal to the fair market value of the Company’s stock on a specified date shortly after the earnings release, in which case the later date is considered the date of grant.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for executive officers and directors of the Company and its subsidiaries. Executive officers must be in compliance within five years after becoming an executive officer, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, the Chief Executive Officer is required to own common stock of the Company having a value equal to four times base salary. For executive vice presidents of the Company and presidents of the Company’s business units, the requirement is three times base salary. For vice presidents of the Company, the requirement is two times base salary. For Mr. Pyne, Chairman of the Board, the requirement is four times the annual cash director fee. As of December 31, 2018, all named executive officers were in compliance with the stock ownership guidelines.

Hedging

The Company has adopted a policy prohibiting hedging the economic risk of ownership of Company stock. The policy, which applies to all transactions that establish protection against a decline in the market price of Company stock, provides that Company employees may not (a) engage in short sales of Company stock, (b) pledge Company stock as collateral for a loan or hold Company stock in a margin account or (c) engage in transactions involving other financial instruments that are designed to, or have the effect of, hedging or protecting against any decline in the market value of any Company stock held, directly or indirectly, by such person. Hedging transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, exchange funds, short sales and puts, calls, collars or similar options to buy or sell Company stock, but do not include the exercise of stock options granted by the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

C. Sean Day, Chairman

Barry E. Davis

Monte J. Miller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Mr. Davis, Mr. Day, and Mr. Miller. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In 2018, no executive officer of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

38-39	KIRBY | 2019 PROXY STATEMENT

COMPENSATION TABLES

Summary Compensation Table

NAME		SALARY	STOCK AWARDS(1)	OPTION AWARDS(1)	NON-EQUITY INCENTIVE PLAN COM- PENSATION(2)	CHANGE IN PENSION VALUE AND NON-QUALIFIED DEFERRED COMPENSATION EARNINGS(3)	ALL OTHER COMPENSATION(4)	TOTAL
David W. Grzebinski	2018	$873,488	$1,232,160	$615,996	$2,311,330	$—	$20,301	$5,053,275

President and Chief Executive Officer	2017	798,888	1,100,100	550,008	1,911,875	—	80,240	4,441,111
	2016	790,000	1,100,160	550,008	1,078,300	—	83,584	3,602,052

William G. Harvey (5)	2018	464,103	320,100	159,984	471,389	—	51,961	1,467,537

Executive Vice President and Chief Financial Officer	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—

Joseph H. Reniers	2018	425,360	500,160	250,020	458,240	—	26,225	1,660,005

President — Kirby Distribution & Services, Inc.	2017	379,392	327,600	163,584	388,004	—	45,795	1,304,375
	2016	348,750	1,283,280	541,740	148,916	—	40,238	2,362,924

Christian G. O’Neil	2018	423,223	500,160	250,020	407,056	—	30,189	1,610,648

President — Kirby Inland Marine, LP and Kirby Offshore Marine, LLC	2017	364,050	283,620	141,696	315,231	—	46,258	1,150,855
	2016	349,800	1,283,280	541,740	152,303	—	49,298	2,367,421

Amy D. Husted	2018	316,975	266,880	133,344	321,952	—	18,768	1,057,919

Vice President and General Counsel	2017	307,791	266,820	133,308	314,778	—	35,245	1,057,942
	2016	280,800	266,640	133,308	119,902	—	34,500	835,150

Joseph H. Pyne (6)	2018	230,088	1,000,020	500,040	16,038,583	—	101,954	17,870,685

Chairman of the Board	2017	682,594	1,000,080	500,004	1,574,543	5,928	91,338	3,854,487

	2016	675,000	1,000,020	500,004	1,080,575	(11,929)	86,269	3,329,939

(1)

The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards, RSUs and option grants to the named executive officers, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 10, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2018. The actual number of stock awards and options granted in 2018 is shown in the “Grants of Plan Based Awards During 2018” table.

(2)

Amounts include payments under the Company’s annual incentive plan and payments pursuant to three-year performance awards. Both the annual incentive plan and the performance awards are described in more detail in the “Compensation Discussion and Analysis” on pages 28-37.

(3)	The amounts for Mr. Pyne reflect the aggregate change during 2018, 2017 and 2016 in the present value of his accumulated benefit under a Deferred Compensation Agreement with Kirby Inland Marine, LP.

(4)

Amounts for 2018 include an automobile allowance and 401(k) Plan match for Mr. Grzebinski, Mr. Harvey, Mr. Reniers, Mr. O’Neil, Ms. Husted and Mr. Pyne, group life insurance for Mr. Grzebinski, Mr. Reniers, Mr. O’Neil, Ms. Husted and Mr. Pyne, club memberships and air travel on the Company plane that is considered personal income under Internal Revenue Service regulations for family members to attend customer events for Mr. Grzebinski, Mr. Reniers, Mr. O’Neil and Mr. Pyne, a service award, office rent (up to a maximum of $2,000 per month) and paid vacation for Mr. Pyne and relocation expense for Mr. Harvey. The Company’s contributions under the Company’s Profit Sharing Plan and Deferred Compensation Plan for Key Employees for 2018, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2017, the Company’s contributions under the Profit Sharing Plan were as follows: $13,500 to Mr. Grzebinski, $13,500 to Mr. Reniers, $13,500 to Mr. O’Neil, $13,500 to Ms. Husted and $13,500 to Mr. Pyne. For 2017, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $42,311 to Mr. Grzebinski, $8,751 to Mr. Reniers, $7,524 to Mr. O’Neil, $3,023 to Ms. Husted and $33,007 to Mr. Pyne.

(5)	Mr. Harvey became an employee of the Company in January 2018. He has served as Executive Vice President and Chief Financial Officer since February 2018.

(6)	Mr. Pyne retired as Executive Chairman of the Board of the Company on April 30, 2018. He continues to serve as Chairman of the Board in a non-executive capacity.

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Grants of Plan Based Awards During 2018

		ESTIMATED FUTURE PAYMENTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ALL OTHER STOCK AWARDS: NUMBER	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES	EXERCISE PRICE OF OPTION	GRANT DATE FAIR VALUE OF STOCK
NAME	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	OF SHARES OF STOCK OR UNITS(2)	UNDERLYING OPTIONS(3)	AWARDS ($/SH)(4)	AND OPTION AWARDS(5)
David W. Grzebinski	01/29/18	$246,400	$1,232,000	$2,464,000				$1,232,160

	02/22/18				16,320

	02/22/18					26,358	$75.50	615,996

William G. Harvey	01/29/18	64,000	320,000	640,000				320,100

	02/22/18				4,240

	02/22/18					6,846	75.50	159,984

Joseph H. Reniers	02/22/18	—	—	—	6,625			500,160

	02/22/18					10,698	75.50	250,020

Christian G. O’Neil	02/22/18	—	—	—	6,625			500,160

	02/22/18					10,698	75.50	250,020

Amy D. Husted	02/22/18				3,535			266,880

	02/22/18					5,706	75.50	133,344

Joseph H. Pyne (6)	01/29/18	200,000	1,000,000	2,000,000				1,000,020

	02/22/18				13,245

	02/22/18					21,396	75.50	500,040

(1)

Amounts shown represent long-term performance awards made to the three of the six named executive officers in 2018 for the 2018-2020 performance period under the Company’s long-term incentive compensation program. The performance awards are based on a three-year performance period beginning January 1, 2018. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company on a cumulative basis for the three-year performance period of the objective levels of EBITDA, return on total capital and earnings per share established under the Company’s annual incentive plan. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2018, the first year of the performance period, the Company and its business groups achieved approximately 110% of the target performance measures (depending on the weighting for the different participants), but any payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)

Represents the number of RSUs awarded in 2018 under the Company’s 2005 Stock and Incentive Plan. Each RSU represents a contingent right to receive cash or one share of common stock of the Company. The RSUs awarded on February 22, 2018 vest 20% on January 24th of each year following the original award date.

(3)

Represents the number of stock options awarded in 2018 under the Company’s 2005 Stock and Incentive Plan. The options granted on February 22, 2018 become exercisable one-third after one year, two-thirds after two years, and are fully exercisable after three years from the date of grant. No stock appreciation rights were granted with the stock options.

(4)	The exercise price per share is equal to the closing price per share of the Company’s common stock on the date of grant.

(5)

The grant date fair values are calculated based in accordance with FASB ASC Topic 718. For RSUs awarded, each unit is valued at the closing stock price of the Company’s common stock on the date of grant, resulting in a fair value of $75.50 per share on February 22, 2018. The Black-Scholes option pricing model is used to determine the fair value of stock options, resulting in a fair value of $23.37 per share on February 22, 2018.

(6)

Mr. Pyne retired as Executive Chairman of the Board of the Company on April 30, 2018. The performance awards granted to Mr. Pyne on January 29, 2018 will be paid on a pro-rated basis for the 2018-2020 performance period. On February 19, 2018, the Company’s 2005 Stock and Incentive Plan was amended and included a provision for the continued vesting of unvested stock options and RSUs awarded after February 19, 2018 to employees who meet certain years of service and age requirements at the time of their retirement.

42-43	KIRBY | 2019 PROXY STATEMENT

Outstanding Equity Awards at December 31, 2018

		OPTION AWARDS				STOCK AWARDS
		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE(1)			NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(3)

				OPTION EXERCISE PRICE	OPTION EXPIRATION DATE
NAME	GRANT DATE
David W. Grzebinski	02/15/12	8,052	—	$65.28	02/15/19	—	$—

	02/14/13	9,069	—	70.65	02/04/20	—	—

	01/02/14	7,041	—	96.85	01/02/21	992	66,821

	02/25/14	5,118	—	101.46	02/25/21	710	47,826

	02/02/15	21,843	—	74.99	02/02/22	5,868	395,268

	02/01/16	23,490	11,745	51.23	02/01/23	12,885	867,934

	02/06/17	8,878	17,756	68.50	02/06/24	12,848	865,441

	02/22/18	—	26,358	75.50	02/22/25	16,320	1,099,315

William G. Harvey	02/22/18	—	6,846	75.50	02/22/25	4,240	285,606

Joseph H. Reniers	02/03/14	3,861	—	93.64	02/03/21	534	35,970

	02/25/14	237	—	101.46	02/25/21	33	2,223

	02/02/15	5,628	—	74.99	02/02/22	1,512	101,848

	02/01/16	6,050	3,025	51.23	02/01/23	3,318	223,500

	05/02/16	—	15,500	64.89	05/02/25	15,410	1,038,018

	02/06/17	2,287	4,574	68.50	02/06/24	3,312	223,096

	09/18/17	381	762	64.65	09/18/24	544	36,644

	02/22/18	—	10,698	75.50	02/22/25	6,625	446,260

Christian G. O’Neil	02/06/12	4,731	—	66.72	02/06/19	—	—

	02/04/13	6,174	—	70.65	02/04/20	—	—

	02/03/14	3,861	—	93.64	02/03/21	534	35,970

	02/25/14	237	—	101.46	02/25/21	33	2,223

	02/02/15	5,628	—	74.99	02/02/22	1,512	101,848

	02/01/16	6,050	3,025	51.23	02/01/23	3,318	223,500

	05/02/16	—	15,500	64.89	05/02/25	15,410	1,038,018

	02/06/17	2,287	4,574	68.50	02/06/24	3,312	223,096

	02/22/18	—	10,698	75.50	02/22/25	6,625	446,260

Amy D. Husted	02/06/12	4,731	—	66.72	02/06/19	—	—

	02/04/13	6,174	—	70.65	02/04/20	—	—

	02/03/14	3,861	—	93.64	02/03/21	534	35,970

	02/25/14	237	—	101.46	02/25/21	33	2,223

	02/02/15	5,295	—	74.99	02/02/22	1,424	95,921

	02/01/16	5,694	2,847	51.23	02/01/23	3,123	210,365

	02/06/17	2,152	4,304	68.50	02/06/24	3,116	209,894

	02/22/18	—	5,706	75.50	02/22/25	3,535	238,118

Joseph H. Pyne	02/22/18	—	21,396	75.50	02/22/25	13,245	892,183

(1)

Stock options become exercisable one-third after one year, two-thirds after two years and are fully exercisable after three years from the original grant dates, except for the stock options granted to Mr. Reniers and Mr. O’Neil on May 2, 2016 which become exercisable on May 2, 2021.

(2)

Restricted stock and RSUs vest 20% on January 24th of each year following the original award dates, except for the restricted stock awarded to Mr. Reniers and Mr. O’Neil on May 2, 2016 which vests 100% on May 2, 2021.

(3)

The market value of the restricted stock or RSUs that had not vested as of December 31, 2018 is calculated using the closing price of the Company’s common stock on December 31, 2018, which was $67.36 per share.

44	KIRBY | 2019 PROXY STATEMENT

Option Exercises and Stock Vested During 2018

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE(1)	NUMBER OF SHARES ACQUIRED ON VESTING	VALUE REALIZED ON VESTING(2)

David W. Grzebinski	6,128	$136,103	13,276	$1,027,562

Joseph H. Reniers	14,405	345,131	4,227	327,530

Christian G. O’Neil	550	14,773	4,091	316,643

Amy D. Husted	3,500	77,735	3,933	304,414

Joseph H. Pyne	167,449	3,836,773	46,015	3,803,641

(1)	Based on the closing price of the Company’s common stock on the date of exercise.

(2)	Based on the closing price of the Company’s common stock on the date of vesting.

Pension Benefits

NAME	PLAN NAME	PRESENT VALUE OF ACCUMULATED BENEFIT
Joseph H. Pyne	Kirby Inland Marine LP	$ 565,115
Deferred Compensation Plan(1)

(1)

Kirby Inland Marine, LP has an unfunded Deferred Compensation Agreement with Mr. Pyne in connection with his previous employment as its President. Mr. Pyne had enough years of service to qualify for the maximum payment of $4,175 per month under the agreement when he retired as Executive Chairman of the Board of the Company on April 30, 2018. The agreement provides for benefits to Mr. Pyne of $4,175 per month commencing upon his retirement and continuing until the month of his death. If Mr. Pyne should die after he has begun to receive payment of his deferred compensation and before he has received 120 monthly payments, the agreement provides for monthly payments to his beneficiary until such time as the sum of the monthly payments to Mr. Pyne prior to his death plus the monthly payments to his beneficiary after his death shall equal 120 monthly payments. Mr. Pyne received eight monthly payments after his retirement in 2018 totaling $33,400.

KIRBY | 2019 PROXY STATEMENT	45

Nonqualified Deferred Compensation

NAME	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR(1)	AGGREGATE EARNINGS (LOSS) IN LAST FISCAL YEAR(2)	AGGREGATE BALANCE AT LAST FISCAL YEAR END

David W. Grzebinski	$—	$(20,060)	$376,520

Joseph H. Reniers	—	(1,765)	32,761

Christian G. O’Neil	—	(1,976)	36,832

Amy D. Husted	—	(479)	8,841

Joseph H. Pyne	—	55,926	565,115

(1)

The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees with base salary in excess of a certain level (base salary of $275,000 for 2018). Contributions for 2018, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2017, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $42,311 to Mr. Grzebinski, $8,751 to Mr. Reniers, $7,524 to Mr. O’Neil, $3,023 to Ms. Husted and $33,007 to Mr. Pyne. Mr. Pyne, who retired from the Company on April 30, 2018, was 100% vested in the Deferred Compensation Plan and therefore received a payment of $2,717,267 on November 13, 2018.

(2)

Earnings and losses on deferred compensation for active employees under the Deferred Compensation Plan for Key Employees are calculated in the same manner and at the same rate as earnings and losses on externally managed investments of salaried employees participating in the Company’s Profit Sharing Plan. The Deferred Compensation Plan for Key Employees was amended on April 24, 2018 to provide that if the payment of a participant’s benefit is delayed due to the American Jobs Creation Act of 2004 and section 409A of the Internal Revenue Code of 1986 (“Section 409A”), the participant’s account will be credited with earnings based on a prime rate concept. Section 409A requires that certain participants must wait six months following termination of employment before they are permitted to receive a distribution. The Company will use prime rate during any required delay period following termination of employment. Earnings for Mr. Pyne were calculated using a prime rate during the required delay period after his retirement on April 30, 2018 through October 30, 2018.

Equity Compensation Plan Information as of December 31, 2018

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN FIRST COLUMN)
Equity compensation plans approved by stockholders	464,702	$69.85	1,575,948

Equity compensation plans not approved by stockholders(1)	131,104	$70.14	486,058

Total	595,806	$69.91	2,062,006

(1)

The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.” Subsequent increases in the number of shares that may be issued under that plan were approved by the stockholders in 2008 and 2012.

46	KIRBY | 2019 PROXY STATEMENT

Potential Payments Upon Change in Control

The Company’s 2005 Stock and Incentive Plan (the “Plan”) provides for accelerated vesting of stock options, restricted stock and RSUs upon a change in control of the Company and a qualifying termination of employment in connection with or within 18 months after the change in control. A qualifying termination is a termination by the Company without “cause” or a termination by the employee with “good reason” as those terms are defined in the Plan. If a change in control and qualifying termination of employment were to have occurred on December 31, 2018, all of the named executive officers’ outstanding options to acquire Company common stock would have become immediately exercisable and all of the restricted stock and RSUs granted to the named executive officers would have also immediately vested. The value of the stock options, restricted stock and RSUs in the summaries for each officer below is based on the Company’s closing market price of $67.36 per share on December 31, 2018.

If a change in control were to have occurred on December 31, 2018, performance awards would have been considered earned so that holders of the awards would have been entitled to receive the target performance award the holder could have earned for the proportionate part of the performance period prior to the change in control.

David W. Grzebinski

Mr. Grzebinski‘s options to purchase an aggregate of 11,745 shares of common stock would have become fully exercisable on December 31, 2018 if a change in control and qualifying termination of employment had occurred on that date. Under the terms of Mr. Grzebinski’s stock option agreements, he would have to pay $601,696 to purchase the option shares. Accordingly, the maximum value of the accelerated vesting of the 11,745 option shares would have been $189,447 ($67.36 per share value on December 31, 2018, multiplied by 11,745 shares minus $601,696, the aggregate price of the options). All other options held by Mr. Grzebinski on December 31, 2018 have an exercise price higher than the Company’s closing market price of $67.36 per share on December 31, 2018.

Mr. Grzebinski had 33,303 shares of restricted stock and 16,320 RSUs that were not vested as of December 31, 2018. If a change in control and qualifying termination of employment had occurred on that date, the 33,303 shares would have become fully vested and 16,320 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Grzebinski’s restricted stock and RSUs would have been $3,342,605 ($67.36 per share value on December 31, 2018, multiplied by the fully vested 49,623 restricted stock and RSUs).

On December 31, 2018, Mr. Grzebinski would have become entitled to payments under previously granted performance awards of $1,328,888 if a change in control had occurred on that date.

William G. Harvey

The stock options held by Mr. Harvey on December 31, 2018 have an exercise price higher than the Company’s closing market price of $67.36 per share on December 31, 2018.

Mr. Harvey had 4,240 RSUs that were not vested as of December 31, 2018. If a change in control and qualifying termination of employment had occurred on that date, the 4,240 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Harvey’s RSUs would have been $285,606 ($67.36 per share value on December 31, 2018, multiplied by the fully vested 4,240 RSUs).

On December 31, 2018, Mr. Harvey would have become entitled to payments under previously granted performance awards of $117,547 if a change in control had occurred on that date.

KIRBY | 2019 PROXY STATEMENT	47

Joseph H. Reniers

Mr. Reniers’ options to purchase an aggregate of 19,287 shares of common stock would have become fully exercisable on December 31, 2018 if a change in control and qualifying termination of employment had occurred on that date. Under the terms of Mr. Reniers’ stock option agreements, he would have to pay $1,210,029 to purchase the option shares. Accordingly, the maximum value of the accelerated vesting of the 19,287 option shares would have been $89,143 ($67.36 per share value on December 31, 2018, multiplied by 19,287 shares minus $1,210,029, the aggregate price of the options). All other options held by Mr. Reniers on December 31, 2018 have an exercise price higher than the Company’s closing market price of $67.36 per share on December 31, 2018.

Mr. Reniers had 24,663 shares of restricted stock and 6,625 RSUs that were not vested as of December 31, 2018. If a change in control and qualifying termination of employment had occurred on that date, the 24,663 shares would have become fully vested and 6,625 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Reniers’ restricted stock and RSUs would have been $2,107,560 ($67.36 per share value on December 31, 2018, multiplied by the fully vested 31,288 restricted stock and RSUs).

Christian G. O’Neil

Mr. O’Neil’s options to purchase an aggregate of 18,525 shares of common stock would have become fully exercisable on December 31, 2018 if a change in control and qualifying termination of employment had occurred on that date. Under the terms of Mr. O’Neil’s stock option agreements, he would have to pay $1,160,766 to purchase the option shares. Accordingly, the maximum value of the accelerated vesting of the 18,525 option shares would have been $87,078 ($67.36 per share value on December 31, 2018, multiplied by 18,525 shares minus $1,160,766, the aggregate price of the options). All other options held by Mr. O’Neil on December 31, 2018 have an exercise price higher than the Company’s closing market price of $67.36 per share on December 31, 2018.

Mr. O’Neil had 24,119 shares of restricted stock and 6,625 RSUs that were not vested as of December 31, 2018. If a change in control and qualifying termination of employment had occurred on that date, the 24,119 shares would have become fully vested and 6,625 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. O’Neil’s restricted stock and RSUs would have been $2,070,916 ($67.36 per share value on December 31, 2018, multiplied by the fully vested 30,744 restricted stock and RSUs).

Amy D. Husted

Ms. Husted’s options to purchase an aggregate of 2,847 shares of common stock would have become fully exercisable on December 31, 2018 if a change in control and qualifying termination of employment had occurred on that date. Under the terms of Ms. Husted’s stock option agreements, she would have to pay $145,852 to purchase the option shares. Accordingly, the maximum value of the accelerated vesting of the 2,847 option shares would have been $45,922 ($67.36 per share value on December 31, 2018, multiplied by 2,847 shares minus $145,852, the aggregate price of the options). All other options held by Ms. Husted on December 31, 2018 have an exercise price higher than the Company’s closing market price of $67.36 per share on December 31, 2018.

Ms. Husted had 8,230 shares of restricted stock and 3,535 RSUs that were not vested as of December 31, 2018. If a change in control and qualifying termination of employment had occurred on that date, the 8,230 shares would have become fully vested and 3,535 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Ms. Husted’s restricted stock and RSUs would have been $792,490 ($67.36 per share value on December 31, 2018, multiplied by the fully vested 11,765 restricted stock and RSUs).

48	KIRBY | 2019 PROXY STATEMENT

Joseph H. Pyne

The stock options held by Mr. Pyne on December 31, 2018 have an exercise price higher than the Company’s closing market price of $67.36 per share on December 31, 2018.

Mr. Pyne had 13,245 RSUs that were not vested as of December 31, 2018. If a change in control and qualifying termination of employment had occurred on that date, the 13,245 RSUs would have been converted to shares and would have become fully vested. The maximum value of the accelerated vesting of Mr. Pyne’s RSUs would have been $892,183 ($67.36 per share value on December 31, 2018, multiplied by the fully vested 13,245 RSUs).

On December 31, 2018, Mr. Pyne would have become entitled to payments under previously granted performance awards of $653,555 if a change in control had occurred on that date.

KIRBY | 2019 PROXY STATEMENT	49

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 1, 2019. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit. Except as otherwise indicated, the persons named have sole voting and investment power over the shares shown.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED ON MARCH 1, 2019
	DIRECT(1)	INDIRECT		RIGHT TO ACQUIRE(2)	TOTAL	PERCENT OF COMMON STOCK(3)
DIRECTORS

Anne-Marie N. Ainsworth	9,808	—		—	9,808

Richard J. Alario	14,984	—		12,000	26,984

Barry E. Davis	10,831	—		5,828	16,659

C. Sean Day	57,203	—		30,000	87,203

David W. Grzebinski	67,914	—		104,848	172,762

Monte J. Miller	16,758	—		31,276	48,034

Joseph H. Pyne	129,972	6,250	(4)	7,132	143,354

Richard R. Stewart	19,831	—		24,000	43,831

William M. Waterman	87,832	202,249	(5)	22,000	312,081

NAMED EXECUTIVES

William G. Harvey	469	—		2,282	2,751

Joseph H. Reniers	21,501	—		27,322	48,823

Christian G. O’Neil	25,338	—		33,115	58,453

Amy D. Husted	16,849	200	(6)	30,314	47,363

Directors and Executive Officers as a group	527,343	209,499		358,977	1,095,819	1.8%

(19 in number)

(1)

Shares owned as of March 1, 2019 and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after March 1, 2019.

(3)	No percent of class is shown for holdings of less than 1%.

(4)	Shares are held by a trust for the benefit of Mr. Pyne’s daughter.

(5)	Shares are held by a trust for the benefit of Mr. Waterman’s wife and adult children. Mr. Waterman’s wife is a trustee of the trust. Mr. Waterman disclaims beneficial ownership of the trust shares.

(6)	Shares owned by Ms. Husted’s husband. Ms. Husted disclaims beneficial ownership of the shares.

50	KIRBY | 2019 PROXY STATEMENT

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

	NUMBER OF SHARES
NAME AND ADDRESS	BENEFICIALLY OWNED	PERCENT OF CLASS(1)
Baillie Gifford & Co.
Calton Square
1 Greenside Row	7,688,593(2)	12.8%
Edinburgh EH1 3AN
Scotland, UK

BlackRock, Inc.
55 East 52nd Street	5,108,644(3)	8.5%
New York, NY 10055

The Vanguard Group
100 Vanguard Blvd.	4,850,696(4)	8.1%
Malvern, PA 19355

Eaton Vance Management
2 International Place	4,677,249(5)	7.8%
Boston, MA 02110

(1)	Based on the Company’s outstanding shares of common stock on March 1, 2019.

(2)	Based on Schedule 13G, dated January 8, 2019, filed by Baillie Gifford & Co. with the SEC.

(3)	Based on Schedule 13G, dated February 6, 2019, filed by BlackRock, Inc. with the SEC.

(4)	Based on Schedule 13G, dated February 11, 2019, filed by The Vanguard Group with the SEC.

(5)	Based on Schedule 13G/A, dated February 14, 2019, filed by Eaton Vance Management with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and persons who own beneficially more than 10% of the Company’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of beneficial ownership and changes in beneficial ownership of the Company’s common stock with the SEC and the NYSE. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2018.

KIRBY | 2019 PROXY STATEMENT	51

CEO PAY RATIO

As required by SEC regulation, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer (“CEO”).

For 2018, our last completed fiscal year, the median of the annual total compensation of all employees of the Company and its marine transportation and distribution and services segments (other than our CEO and other than as explained below) was $78,741, and the annual total compensation of our CEO was $5,053,275.

Based on this information, for 2018 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 64:1.

To determine the median of the annual total compensation of all employees of the Company and its marine transportation and distribution and services segments (other than our CEO), we identified our total employee population as of December 31, 2018, which consisted of approximately 5,400 employees.

To identify the median employee, we conducted a full analysis of this employee population, without the use of statistical sampling. We determined our median employee using “total compensation” for the full year 2018. “Total compensation” consisted of gross wages to include base wages, incentives, paid time off, overtime, and perquisites. We annualized gross wages for employees who were not employed for the full year in 2018. We then calculated the annual total compensation of the median employee using the same methodology used in calculating the annual total compensation of the CEO.

52	KIRBY | 2019 PROXY STATEMENT

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

KIRBY | 2019 PROXY STATEMENT	53

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Stockholder proposals must be received by the Company at its principal executive offices no later than November 21, 2019 to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2020 Annual Meeting of Stockholders.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal (including director nominations) for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

54	KIRBY | 2019 PROXY STATEMENT

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class III directors named in this Proxy Statement, for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2019, for the approval on an advisory basis of executive compensation and at the discretion of the proxies on other matters.

You are encouraged to complete, sign and return the proxy card or vote your shares via the phone or internet even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson LLC to solicit proxies at an estimated cost of $6,300, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 1, 2019 will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on March 1, 2019, the Company had 59,875,252 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their beneficial owners will be counted for the purpose of determining whether a quorum is present. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for the election of directors (Proposal 1). A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2019 (Proposal 2). Proposal 3 is a non-binding advisory vote on matters related to executive compensation and therefore there is no voting standard for that proposal, since the voting results will be informational only.

KIRBY | 2019 PROXY STATEMENT	55

Please note that if your shares are held in the name of a brokerage firm on your behalf, your broker may not vote your shares on the election of directors or the matters related to executive compensation without voting instructions from you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2019

This Proxy Statement and the Company’s 2018 Annual Report, which includes the Annual Report on Form 10-K filed with the SEC, are available electronically at www.proxyvote.com and the Company’s website at www.kirbycorp.com in the Investor Relations section under Financials.

The following proposals will be considered at the meeting:

Proposal 1	Election of three Class III directors

Proposal 2	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2019

Proposal 3	Advisory vote on the approval of the compensation of the Company’s named executive officers.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the Board’s nominees for director, “FOR” the selection of KPMG LLP as our independent registered public accounting firm for 2019 and “FOR” approval of our executive compensation.

BY ORDER OF THE BOARD OF DIRECTORS

THOMAS G. ADLER

Secretary

March 5, 2019

Houston, Texas

56	KIRBY | 2019 PROXY STATEMENT

APPENDIX A

Reconciliation of GAAP to Non-GAAP Financial Measures Excluding One-Time Items

(unaudited, $ in millions except per share amounts)

	FULL YEAR 2018

			NET	DILUTED
	OPERATING	EARNINGS	EARNINGS	EARNINGS
	INCOME	BEFORE TAX	ATTR. KIRBY	PER SHARE

GAAP Operating income and earnings (loss)	$155.3	$114.2	$78.5	$1.31

One-time items:

Impairment of long-lived assets	85.1	85.1	67.2	1.12

Impairment of goodwill	2.7	2.7	2.1	0.04

Executive Chairman retirement	18.1	18.1	18.1	0.30

Higman transaction fees & expenses	3.3	3.3	2.5	0.04

Amendment to employee stock plan	3.9	3.9	3.0	0.05

Operating income and earnings, excluding one-time items(1)	$268.4	$227.3	$171.4	$2.86

	FULL YEAR 2017

			NET	DILUTED
	OPERATING	EARNINGS	EARNINGS	EARNINGS
	INCOME	BEFORE TAX	ATTR. KIRBY	PER SHARE

GAAP Operating income and earnings (loss)	$93.6	$73.0	$313.2	$5.62

One-time items:

US tax reform and deferred tax liability remeasurement	-	-	(269.4)	(4.83)

Impairment of long-lived assets	105.7	105.7	67.0	1.20

Operating income and earnings, excluding one-time items(1)	$199.3	$178.7	$110.8	$1.99

(1)

Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: operating income, excluding one-time items; earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company’s normal operating results. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

KIRBY | 2019 PROXY STATEMENT	57

APPENDIX B

Reconciliation of GAAP Net Earnings Attributable to Kirby to Non-GAAP EBITDA

(unaudited, $ in millions)

	2018	2017	2016

Net earnings attributable to Kirby	$78.5	$313.2	$141.4

Interest expense	46.9	21.5	17.7

Provision (benefit) for taxes on income	35.0	(240.8)	85.0

Impairment of long-lived assets	82.7	105.7	-

Impairment of goodwill	2.7	-	-

Depreciation and amortization	225.0	202.8	200.9

EBITDA, Non-GAAP(1)	$470.8	$402.4	$445.0

(1)

Kirby reports its financial results in accordance with generally accepted accounting principles (GAAP). However, Kirby believes that the non-GAAP financial measure EBITDA is useful in managing Kirby’s businesses and evaluating Kirby’s performance. EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets and impairment of goodwill is used because of its wide acceptance as a measure of operating profitability before non-operating expenses (interest and taxes) and noncash charges (depreciation and amortization, impairment of long-lived assets, and impairment of goodwill). EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. This non-GAAP financial measure is not a substitute for GAAP financial results and should only be considered in conjunction with Kirby’s financial information that is presented in accordance with GAAP.

Kirby Corporation 55 Waugh Drive, Suite 1000 Houston, Texas 77007 (713) 435-1000 www.kirbycorp.com

KIRBY CORPORATION P.O. BOX 1745 HOUSTON, TX 77251-1745

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 29, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 29, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

E62144-P19059                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KIRBY CORPORATION

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1.

1.	Election of Directors
	Nominees		For	Against	Abstain

	1a.	Anne-Marie N. Ainsworth	☐	☐	☐

	1b.	C. Sean Day	☐	☐	☐

	1c.	William M. Waterman	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.		For	Against	Abstain

2.	Ratification of the selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2019.	☐	☐	☐

3.	Advisory vote on the approval of the compensation of Kirby’s named executive officers.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

       Signature [PLEASE SIGN WITHIN BOX]                    Date                                                                    Signature (Joint Owners)                                           Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and the Company’s Annual Report, which includes the

Annual Report on Form 10-K, are available at www.proxyvote.com.

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E62145-P19059

KIRBY CORPORATION Annual Meeting of Stockholders April 30, 2019 10:00 AM (CDT) This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David W. Grzebinski, William G. Harvey, Ronald A. Dragg and Thomas G. Adler, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the “Company”) held of record by the undersigned as of the close of business on March 1, 2019, at the Annual Meeting of Stockholders to be held on April 30, 2019, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010 at 10:00 A.M. (CDT) and any adjournment(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN PROPOSAL 1. SHOULD ANY OF THEM REFUSE OR BECOME UNABLE TO ACCEPT ELECTION AS A DIRECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 2 AND 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side